Exhibit 99.1

To the Limited Partners of

CMF Aspect Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
CMF Aspect Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

Report of Independent Registered Public Accounting Firm

To the General Partner of CMF Aspect Master Fund L.P.,

Opinion on the Financial Statements

We have audited the accompanying statement of financial condition of CMF Aspect Master Fund L.P. (the “Partnership”), including the condensed schedule of investments, as of December 31, 2017, and the related statements of income and expenses and changes in partners’ capital for the year ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2017, and the results of its operations and changes in its partners’ capital for the year ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

The statement of financial condition, including the condensed schedule of investments, as of December 31, 2016, and the related statements of income and expenses and changes in partners’ capital for the years ended December 31, 2016 and 2015 were audited by another independent registered public accounting firm whose report, dated March 24, 2017, expressed an unqualified opinion on those statements.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of the Partnership’s internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2017, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the auditor of the Partnership since 2017.

Boston, MA

March 22, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of CMF Aspect Master Fund L.P.:

We have audited the accompanying statements of financial condition of CMF Aspect Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2016 and 2015, and the related statements of income and expenses and changes in partners’ capital for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Aspect Master Fund L.P. as of December 31, 2016 and 2015, and the results of its operations and changes in its partners’ capital for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2017

CMF Aspect Master Fund L.P.

Statements of Financial Condition

December 31, 2017 and 2016

	December 31, 2017	December 31, 2016
Assets:
Equity in trading account:
Investment in U.S. Treasury bills, at fair value (amortized cost $0 and $4,996,756 at December 31, 2017 and 2016, respectively)	$-	$4,998,896
Unrestricted cash (Note 3c)	26,880,632	39,226,305
Restricted cash (Note 3c)	4,297,134	8,940,434
Net unrealized appreciation on open futures contracts	32,846	701,431
Net unrealized appreciation on open forward contracts	54,106	-

Total equity in trading account	31,264,718	53,867,066
Cash at bank (Note 1)	384	217

Total assets	$31,265,102	$53,867,283

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$-	$198,103
Accrued expenses:
Professional fees	46,418	39,812
Redemptions payable (Note 6)	16,521,773	-

Total liabilities	16,568,191	237,915

Partners’ Capital:
General Partner, 0.0000 Redeemable Units outstanding at December 31, 2017 and 2016	-	-
Limited Partners, 4,952.2118 and 18,427.8586 Redeemable Units outstanding at December 31, 2017 and 2016, respectively	14,696,911	53,629,368

Total partners’ capital (net asset value)	14,696,911	53,629,368

Total liabilities and partners’ capital	$31,265,102	$53,867,283

Net asset value per Redeemable Unit	$2,967.75	$2,910.23

See accompanying notes to financial statements.

CMF Aspect Master Fund L.P.

Condensed Schedule of Investments

December 31, 2017

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	86	$288,488	1.96%
Grains	2	(2,437)	(0.02)
Indices	218	80,993	0.55
Interest Rates U.S.	2	(2,032)	(0.01)
Interest Rates Non-U.S.	448	(348,421)	(2.37)
Livestock	3	755	0.01
Metals	27	78,338	0.53
Softs	16	22,739	0.16

Total futures contracts purchased		118,423	0.81

Futures Contracts Sold
Currencies	2	(2,006)	(0.01)
Energy	53	(120,995)	(0.82)
Grains	180	29,947	0.20
Indices	29	(3,165)	(0.02)
Interest Rates U.S.	156	(7,351)	(0.05)
Interest Rates Non-U.S.	310	36,276	0.25
Metals	4	(19,017)	(0.13)
Softs	57	734	(0.01)

Total futures contracts sold		(85,577)	(0.59)

Net unrealized appreciation on open futures contracts		$32,846	0.22%

Unrealized Appreciation on Open Forward Contracts
Currencies	$89,105,772	$1,100,324	7.48%
Metals	61	367,024	2.50

Total unrealized appreciation on open forward contracts		1,467,348	9.98

Unrealized Depreciation on Open Forward Contracts
Currencies	$89,761,562	$(1,172,261)	(7.97)
Metals	44	(240,981)	(1.64)
Total unrealized depreciation on open forward contracts		(1,413,242)	(9.61)

Net unrealized appreciation on open forward contracts		$54,106	0.37%

See accompanying notes to financial statements.

CMF Aspect Master Fund L.P.

Condensed Schedule of Investments

December 31, 2016

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	1	$(2,355)	(0.00) %**
Energy	93	122,921	0.23
Grains	151	(123,600)	(0.23)
Indices	527	299,635	0.56
Interest Rates U.S.	1	1,063	0.00 **
Interest Rates Non-U.S.	248	146,775	0.27
Livestock	20	4,825	0.01
Metals	44	(144,738)	(0.27)
Softs	49	43,323	0.08

Total futures contracts purchased		347,849	0.65

Futures Contracts Sold
Currencies	14	8,388	0.02
Energy	20	(28,060)	(0.05)
Grains	216	76,681	0.14
Indices	208	6,126	0.01
Interest Rates U.S.	141	(22,445)	(0.04)
Interest Rates Non-U.S.	1,519	114,231	0.21
Metals	48	78,810	0.15
Softs	132	119,851	0.22

Total futures contracts sold		353,582	0.66

Net unrealized appreciation on open futures contracts		$701,431	1.31%

Unrealized Appreciation on Open Forward Contracts
Currencies	$73,110,010	$1,059,242	1.98%
Metals	38	138,928	0.25

Total unrealized appreciation on open forward contracts		1,198,170	2.23

Unrealized Depreciation on Open Forward Contracts
Currencies	$56,326,138	(847,656)	(1.58)
Metals	97	(548,617)	(1.02)

Total unrealized depreciation on open forward contracts		(1,396,273)	(2.60)

Net unrealized depreciation on open forward contracts		$(198,103)	(0.37)%

U.S. Government Securities

Face Amount	Maturity Date	Description	Fair Value	% of Partners’ Capital
		U.S. Treasury bills, 0.365%*
$5,000,000	1/19/2017	(Amortized cost of $4,996,756)	$4,998,896	9.32%

*       Liquid non-cash held as collateral.

**     Due to rounding.

See accompanying notes to financial statements.

CMF Aspect Master Fund L.P.

Statements of Income and Expenses

For the Years Ended December 31, 2017, 2016 and 2015

	2017	2016	2015
Investment Income:
Interest income	$262,488	$114,406	$3,194

Expenses:
Clearing fees (Note 3c)	111,781	115,371	133,024
Professional fees	63,883	73,742	95,992

Total expenses	175,664	189,113	229,016

Net investment income (loss)	86,824	(74,707)	(225,822)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	648,232	(4,039,906)	14,296,984
Net change in unrealized gains (losses) on open contracts	(411,210)	945,236	(5,839,162)

Total trading results	237,022	(3,094,670)	8,457,822

Net income (loss)	$323,846	$(3,169,377)	$8,232,000

Net income (loss) per Redeemable Unit (Note 7)*	$75.12	$(190.85)	$348.02

Weighted average Redeemable Units outstanding	13,958.2174	19,005.5340	24,517.1700

*	Represents the change in net asset value per Redeemable Unit during the year before distribution of interest income to feeder funds.

See accompanying notes to financial statements.

CMF Aspect Master Fund L.P.

Statements of Changes in Partners’ Capital

For the Years Ended December 31, 2017, 2016 and 2015

Partners’ Capital
Partners’ Capital, December 31, 2014	$78,370,668
Subscriptions of 2,967.4439 Redeemable Units	8,646,271
Redemptions of 9,346.5035 Redeemable Units	(26,776,307)
Distribution of interest income to feeder funds	(7,055)
Net income (loss)	8,232,000

Partners’ Capital, December 31, 2015	68,465,577
Subscriptions of 5,759.5745 Redeemable Units	17,781,496
Redemptions of 9,394.9666 Redeemable Units	(29,408,969)
Distribution of interest income to feeder funds	(39,359)
Net income (loss)	(3,169,377)

Partners’ Capital, December 31, 2016	53,629,368
Subscriptions of 194.5803 Redeemable Units	575,000
Redemptions of 13,670.2271 Redeemable Units	(39,585,677)
Distribution of interest income to feeder funds	(245,626)
Net income (loss)	323,846

Partners’ Capital, December 31, 2017	$14,696,911

Net asset value per Redeemable Unit:

2015:	$ 3,103.15

2016:	$ 2,910.23

2017:	$ 2,967.75

See accompanying notes to financial statements.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

1.	Organization:

CMF Aspect Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures, option, swap and forward contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The General Partner (defined below) may also determine to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”). The Redeemable Units of the Master are used solely for accounting purposes and do not represent units issued legally.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. As of January 1, 2017, the General Partner became a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to January 1, 2017, the General Partner was a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC. All trading decisions for the Master are made by the Advisor (defined below).

On March 1, 2005 (commencement of trading operations), Diversified 2000 Futures Fund L.P. (“Diversified 2000”), Global Diversified Futures Fund L.P. (“Global Diversified”) and Ceres Tactical Systematic L.P. (formerly, Tactical Diversified Futures Fund L.P.) (“Tactical Systematic”) each allocated a portion of their capital to the Master. Diversified 2000 purchased 43,434.9465 Redeemable Units with cash equal to $40,490,895, and a contribution of open commodity futures and forward contracts with a fair value of $2,944,052. Global Diversified purchased 16,015.3206 Redeemable Units with cash equal to $14,955,106 and a contribution of open commodity futures and forward contracts with a fair value of $1,060,214. Tactical Systematic purchased 131,340.8450 Redeemable Units with cash equal to $122,786,448 and a contribution of open commodity futures and forward contracts with a fair value of $8,554,397. On July 1, 2005, Institutional Futures Portfolio L.P. (“Institutional Portfolio”) purchased 6,469.5213 Redeemable Units with cash equal to $7,000,000. On March 1, 2007, Global Futures Fund Ltd. (“Global Futures”) purchased 2,015.3949 Redeemable Units with cash equal to $2,500,000. On June 1, 2013, Managed Futures Custom Solutions Fund LP — Series A (formerly, Morgan Stanley Managed Futures Custom Solutions Fund LP – Series A) (“Custom Solutions”) allocated a portion of its capital to the Master and purchased 487.1564 Redeemable Units with cash equal to $1,000,000. On July 31, 2017, Custom Solutions terminated operations and fully redeemed its investment in the Master for cash equal to $1,987,207. On December 31, 2017, Institutional Portfolio terminated operations and fully redeemed its investment in the Master for cash equal to $2,449,186. On December 31, 2017, Tactical Systematic fully redeemed its investment in the Master for cash equal to $14,017,634. The Master was formed to permit commodity pools managed by Aspect Capital Limited (the “Advisor”) using the Diversified Program, the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle.

During the periods covered by this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. JPMorgan Chase Bank, N.A. (“JPMorgan”) also was a foreign exchange forward counterparty for the Master. The Master also deposits a portion of its cash in a non-trading bank account at JPMorgan.

As of the close of business on December 31, 2017, the Master operated under a structure where its investors consisted of Diversified 2000, Global Diversified and Global Futures (each a “Feeder,” collectively, the “Funds”). References herein to a “Feeder” or the “Funds” may also include as relevant, reference to Custom Solutions, Institutional Portfolio and Tactical Systematic. Diversified 2000, Global Diversified, Tactical Systematic, Global Futures and Institutional owned approximately 19.9%, 15.9%, 44.9%, 11.5% and 7.8% of the Master prior to the close of business on December 31, 2017, respectively. Diversified 2000, Global Diversified, Tactical Systematic, Global Futures, Custom Solutions and Institutional Portfolio owned approximately 13.9%, 11.2%, 44.7%, 10.7%, 7.1% and 12.4%, of the Master at December 31, 2016, respectively.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

The Master will be liquidated upon the first to occur of the following: December 31, 2024; or under certain other circumstances as set forth in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Master.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

b.

Statement of Cash Flows. The Master has not provided a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Partners’ Capital is included herein, and as of and for the years ended December 31, 2017, 2016 and 2015 the Master carried no debt and all of the Master’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

c.

Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Statements of Income and Expenses. The Master does not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Statements of Income and Expenses.

Master’s Cash. The Master’s cash includes cash denominated in foreign currencies of $284,558 (cost of $287,256) and $(637,401) (proceeds of $634,933) at December 31, 2017 and 2016, respectively.

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

e.

Income Taxes. Income taxes have not been recorded as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The Master follows the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Master’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold would be recorded as a tax benefit or liability in the Master’s Statements of Financial Condition for the current year. If a tax position does not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, shall be recognized in the Statements of Income and Expenses in the year in which the position is claimed or expected to be claimed. The General Partner has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2014 through 2017 tax years remain subject to examination by U.S. federal and most state tax authorities.

f.

Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master has been deemed to be an investment company since inception. Accordingly, the Master follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

g.	Net Income (Loss) per Redeemable Unit. Net income (loss) per Redeemable Unit is calculated in accordance with ASC 946 “Financial Services – Investment Companies.” See Note 7, “Financial Highlights.”

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

c.	Customer Agreement:

The Master has entered into a customer agreement with MS&Co. (the “Customer Agreement”) and a foreign exchange brokerage account agreement with MS&Co.

Under the Customer Agreement and the foreign exchange brokerage account agreement, the Master pays MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets available for trading in commodity interests are deposited in the Master’s brokerage account at MS&Co. The Master’s cash deposited with MS&Co. is held in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. The Master’s restricted cash is equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. At December 31, 2017 and 2016, the amount of cash held by the Master for margin requirements was $4,297,134 and $8,940,434, respectively. Cash that is not classified as restricted cash is therefore classified as unrestricted cash. The Customer Agreement may generally be terminated upon notice by either party.

d.	FX Agreement:

On July 12, 2017, the Master entered into certain agreements with JPMorgan in connection with trading in forward foreign currency contracts. These agreements include a foreign exchange and bullion authorization agreement (“FX Agreement”), an International Swap Dealers Association, Inc. master agreement (“Master Agreement”), a schedule to the Master Agreement, a 2016 credit support annex for variation margin to the schedule and an institutional account agreement. Under each FX Agreement, JPMorgan charges a fee on the aggregate foreign currency transactions entered into on behalf of the Master during a month.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement gives the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts in the Statements of Financial Condition, as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2017 and 2016 were 2,547 and 2,888, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2017 and 2016 were 207 and 371, respectively. The monthly average notional values of currency forward contracts traded during the years ended December 31, 2017 and 2016 were $228,093,253 and $185,377,242, respectively.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting agreements or similar arrangements as of December 31, 2017 and 2016, respectively.

		Gross Amounts		Gross Amounts Not Offset in the
		Offset in the	Net Amounts	Statements of Financial Condition
December 31, 2017	Gross Amounts Recognized	Statements of Financial Condition	Presented in the Statements of Financial Condition	Financial Instruments	Cash Collateral Received/ Pledged*	Net Amount
Assets
MS&Co.
Futures	$644,619	$(611,773)	$32,846	$-	$-	$32,846
Forwards	367,024	(240,981)	126,043	-	-	126,043

	1,011,643	(852,754)	158,889	-	-	158,889
JPMorgan
Forwards	1,100,324	(1,100,324)	-	-	-	-

Total assets	$2,111,967	$(1,953,078)	$158,889	$-	$-	$158,889

Liabilities
MS&Co.
Futures	$(611,773)	$611,773	$-	$-	$-	$-
Forwards	(240,981)	240,981	-	-	-	-

	(852,754)	852,754	-	-	-	-
JPMorgan
Forwards	(1,172,261)	1,100,324	(71,937)	-	-	(71,937)

Total liabilities	$(2,025,015)	$1,953,078	$(71,937)	$-	$-	$(71,937)

Net fair value						$86,952	*

		Gross Amounts	Net Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
December 31, 2016	Gross Amounts Recognized	Statements of Financial Condition	Statements of Financial Condition	Financial Instruments	Cash Collateral Received/ Pledged*	Net Amount
Assets
MS&Co.
Futures	$1,449,819	$(748,388)	$701,431	$-	$-	$701,431
Forwards	1,198,170	(1,198,170)	-	-	-	-

Total assets	2,647,989	$(1,946,558)	$701,431	$-	$-	$701,431

Liabilities
MS&Co.
Futures	$(748,388)	$748,388	$-	$-	$-	$-
Forwards	(1,396,273)	1,198,170	(198,103)	-	-	(198,103)

Total liabilities	$(2,144,661)	$1,946,558	$(198,103)	$-	$-	$(198,103)

Net fair value						$503,328	*

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and a counterparty to certain of the Master’s non-exchange-traded contracts, as applicable, and JPMorgan, as a counterparty to certain of the Master’s non-exchange-traded contracts, has the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co. or JPMorgan, as applicable, thereby minimizing MS&Co.’s and JPMorgan’s risk of loss. In certain instances, a counterparty may not post collateral and as such, in the event of default by such counterparty, the Master is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may be available in the event of a default.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2017 and 2016, respectively.

	December 31, 2017
Assets
Futures Contracts
Energy	$289,627
Grains	40,422
Indices	121,365
Interest Rates U.S.	20,164
Interest Rates Non-U.S.	58,131
Livestock	755
Metals	78,338
Softs	35,817

Total unrealized appreciation on open futures contracts	644,619

Liabilities
Futures Contracts
Currencies	(2,006)
Energy	(122,134)
Grains	(12,912)
Indices	(43,537)
Interest Rates U.S.	(29,547)
Interest Rates Non-U.S.	(370,276)
Metals	(19,017)
Softs	(12,344)

Total unrealized depreciation on open futures contracts	(611,773)

Net unrealized appreciation on open futures contracts	$32,846	*

Assets
Forward Contracts
Currencies	$1,100,324
Metals	367,024

Total unrealized appreciation on open forward contracts	1,467,348

Liabilities
Forward Contracts
Currencies	(1,172,261)
Metals	(240,981)

Total unrealized depreciation on open forward contracts	(1,413,242)

Net unrealized appreciation on open forward contracts	$54,106	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

	December 31, 2016
Assets
Futures Contracts
Currencies	$9,839
Energy	136,180
Grains	104,209
Indices	460,014
Interest Rates U.S.	27,532
Interest Rates Non-U.S.	377,722
Livestock	8,130
Metals	104,220
Softs	221,973

Total unrealized appreciation on open futures contracts	1,449,819

Liabilities
Futures Contracts
Currencies	(3,806)
Energy	(41,319)
Grains	(151,128)
Indices	(154,253)
Interest Rates U.S.	(48,914)
Interest Rates Non-U.S.	(116,716)
Livestock	(3,305)
Metals	(170,148)
Softs	(58,799)

Total unrealized depreciation on open futures contracts	(748,388)

Net unrealized appreciation on open futures contracts	$701,431	*

Assets
Forward Contracts
Currencies	$1,059,242
Metals	138,928

Total unrealized appreciation on open forward contracts	1,198,170

Liabilities
Forward Contracts
Currencies	(847,656)
Metals	(548,617)

Total unrealized depreciation on open forward contracts	(1,396,273)

Net unrealized depreciation on open forward contracts	$(198,103)	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2017, 2016 and 2015.

Sector	2017		2016		2015
Currencies	$(2,453,220)		$(1,409,821)		$(740,075)
Energy	(20,189)		(968,201)		7,225,439
Grains	(754,083)		111,237		(608,465)
Indices	5,330,899		69,783		87,872
Interest Rates U.S.	(533,753)		(203,008)		(504,403)
Interest Rates Non-U.S.	(1,812,694)		1,865,139		(8,282)
Livestock	141,516		(283,540)		25,865
Metals	108,199		(1,446,209)		4,171,850
Softs	230,347		(830,050)		(1,191,979)

Total	$237,022	***	$(3,094,670)	***	$8,457,822	***

***	This amount is in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls in its entirety shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considers prices for commodity futures, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2017 and 2016, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the beginning of the reporting period.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

December 31, 2017*	Total	Level 1	Level 2	Level 3

Assets
Futures	$644,619	$644,619	$-	$-
Forwards	1,467,348	-	1,467,348	-

Total assets	$2,111,967	$644,619	$1,467,348	$-

Liabilities
Futures	$611,773	$611,773	$-	$-
Forwards	1,413,242	-	1,413,242	-

Total liabilities	$2,025,015	$611,773	$1,413,242	$-

December 31, 2016	Total	Level 1	Level 2	Level 3
Assets
Futures	$1,449,819	$1,449,819	$-	$-
Forwards	1,198,170	138,928	1,059,242	-
U.S. Treasury bills	4,998,896	$-	4,998,896	-

Total assets	$7,646,885	$1,588,747	$6,058,138	$-

Liabilities
Futures	$748,388	$748,388	$-	$-
Forwards	1,396,273	548,617	847,656	-

Total liabilities	$2,144,661	$1,297,005	$847,656	$-

*

$138,928 of assets and $548,617 of liabilities were transferred from Level 1 to Level 2 during the year ended December 31, 2017. The General Partner believes that for London Metal Exchange (“LME”) contracts, the inputs are derived from an exchange and not actively quoted prices, which is more representative of a Level 2 security.

6.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors who become limited partners on the first day of the month after their subscriptions are processed. Distributions are made on a pro-rata basis at the sole discretion of the General Partner. No distributions have been made to date. The General Partner does not intend to make any distributions of the Master’s profits, except for distribution of interest income to feeder funds, as applicable. Generally, a limited partner withdraws all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master. However, a limited partner may request a withdrawal as of the end of any day if such request is received by the General Partner at least three days in advance of the proposed withdrawal day.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the years ended December 31, 2017, 2016 and 2015 were as follows:

	2017	2016	2015
Per Redeemable Unit Performance (for a unit outstanding throughout the year):*
Net realized and unrealized gains (losses)	$68.90	$(186.92)	$357.21
Net investment gain (loss)	6.22	(3.93)	(9.19)

Increase (decrease) for the year	75.12	(190.85)	348.02
Distribution of interest income to feeder funds	(17.60)	(2.07)	(0.30)
Net asset value per Redeemable Unit, beginning of year	2,910.23	3,103.15	2,755.43

Net asset value per Redeemable Unit, end of year	$2,967.75	$2,910.23	$3,103.15

Ratios to Average Limited Partners’ Capital:
Net investment gain (loss)**	0.2%	(0.1)%	(0.3)%

Operating expenses	0.4%	0.3%	0.3%

Total return	2.6%	(6.2)%	12.6%

*

Net investment loss per Redeemable Unit is calculated by dividing the interest income less total expenses by the average number of Redeemable Units outstanding during the year. The net realized and unrealized gains (losses) per Redeemable Unit is a balancing amount necessary to reconcile the change in net asset value per Redeemable Unit with the other per unit information.

**	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

8.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, swap and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. The General Partner estimates that at any given time approximately 3.90% to 59.14% of the Master’s contracts are traded OTC.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and net change in unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

London Metals Exchange Forward Contracts. Metal contracts traded on the LME represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Variation margin may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and net change in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as MS&Co., an MS&Co. affiliate or JPMorgan are counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through MS&Co. or an MS&Co. affiliate, the Master’s counterparty is an exchange or clearing organization.

CMF Aspect Master Fund L.P.

Notes to Financial Statements

The General Partner monitors and attempts to mitigate the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

In the ordinary course of business, the Master enters into contracts and agreements that contain various representations and warranties and which provide general indemnifications. The Master’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Master. The Master considers the risk of any future obligation relating to these indemnifications to be remote.

9.	Subsequent Events:

The General Partner evaluates events that occur after the balance sheet date but before and up until financial statements are issued. The General Partner has assessed the subsequent events through March 22, 2018, the date the financial statements were available to be issued and has determined that there were no subsequent events requiring adjustment to or disclosure in the financial statements.